EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Mobiquity Techologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	457(c)	2,800,000	$1.48	$4,144,000	0.000153100	$634.45
Fees Previously Paid	–	–	–	–	–	–		–
Carry Forward Securities
Carry Forward Securities	–	–	–	–		–			–	–	–	–
	Total Offering Amounts					$4,144,000		$634.45
	Total Fees Previously Paid							–
	Total Fee Offsets							–
	Net Fee Due							$634.45

(1)

Represents shares of Mobiquity Technologies, Inc. (the “Company”) common stock, par value $0.0001 per share. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any shares of the Company’s common stock that become issuable by reason of any stock split, recapitalization, stock dividend or other similar transaction or capital adjustment effected without receipt of consideration or other similar transaction effected without receipt of consideration that increases the number of the Company’s outstanding shares of common stock.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the price of $1.48, which is the last reported sale price for the Company’s common stock on July 21, 2025, as reported on the OTC Market Group, Inc.’s OTCQB.